                                                                     EXHIBIT 2.7

                          AGREEMENT AND PLAN OF MERGER
                                    BY WHICH
                        DIRECT ACCESS INTERACTIVE, INC.
                              MERGES WITH AND INTO
                                  NETZEE, INC.


     THIS IS AN AGREEMENT AND PLAN OF MERGER (the "Agreement and Plan of Merger") by and between Direct Access Interactive, Inc., a Georgia corporation ("Direct Access" or the "Merging Corporation"), and Netzee, Inc., a Georgia corporation ("Netzee" or the "Surviving Corporation") (the Merging Corporation and the Surviving Corporation are referred to collectively as the "Constituent Corporations") and by which Direct Access and Netzee, in consideration of the mutual promises and the terms and conditions set forth below (the mutuality, adequacy and sufficiency of which are hereby acknowledged), hereby agree as follows with respect to the merger of Direct Access with and into Netzee (the "Merger"):

     1.   Background; Corporate Approvals.  The Board of Directors of each
          -------------------------------
Constituent Corporation has determined that it is in the best interests of such corporation and its respective shareholders that the Merging Corporation merge with and into the Surviving Corporation and each has adopted this Agreement and Plan of Merger, and the Merging Corporation's shareholders have approved the Merger and this Agreement and Plan of Merger. No approval of the Surviving Corporation's shareholders was required because (a) the articles of incorporation of the Surviving Corporation will not differ from its articles of incorporation before the Merger, (b) each Surviving Corporation shareholder whose shares were outstanding immediately prior to the effective date of the Merger will hold the same number of shares with identical designations, preferences, limitations, and relative rights, immediately after the Merger, and
(c) the number and kind of shares outstanding immediately after the Merger plus the number and kind of shares issuable as a result of the Merger and by the conversion of securities or exercise of rights issued pursuant to the Merger will not exceed the total number and kind of shares of the Surviving Corporation authorized by its articles of incorporation immediately before the Merger.

     2.   The Merger and Surviving Corporation.  In accordance with the terms of
          ------------------------------------
this Agreement and Plan of Merger and the applicable law of the State of
Georgia: (a) the Constituent Corporations shall make appropriate filings with the Secretary of State of the State of Georgia, and (b) at the Merger Effective Time (as hereinafter defined), the Merging Corporation shall be merged with and into Netzee, Inc., which shall be the Surviving Corporation after the Merger and which shall continue to exist as a corporation created and governed by the laws of the State of Georgia under the name of "Netzee, Inc."

     3.   Merger Effective Time.  The Merger shall be effective upon the filing
          ---------------------
of a certificate of merger for the Merger with the Secretary of State of the State of Georgia (the "Merger Effective Time").

     4.   Effect of Merger.  At the Merger Effective Time:  (a) the Merging
          ----------------
Corporation shall merge with and into the Surviving Corporation; (b) the separate existence of the Merging Corporation shall cease; (c) the shares of the Merging Corporation shall be converted as provided in this Agreement and Plan of Merger; (d) the former holders of such shares are entitled only to the rights provided in this Agreement and Plan of Merger or to their rights under Georgia Business Corporation Code Article 13; and (e) the Merger shall otherwise have the effect provided under the applicable laws of the State of Georgia (including Georgia Business Corporation Code (S)14-2-1106).

     5.   Manner and Basis of Converting Shares.  The manner and basis of
          -------------------------------------
converting shares is as follows:

          (a) Merging Corporation Shares.  At the Merger Effective Time, each
              --------------------------
issued and outstanding no par value common Merging Corporation share ("Merging Corporation Common Shares") shall be converted into one (1) no par value common Surviving Corporation share ("Surviving Corporation Common Shares"). Any Merging Corporation Common Shares held as treasury shares by the Merging Corporation shall be cancelled and retired, and no consideration shall be issued or given in exchange for such shares.

          (b) No Fractional Shares.  No fraction of a Surviving Corporation
              --------------------
Common Share shall be issued, but in lieu of such, each holder of a certificate for Merging Corporation Common Shares who would otherwise have been entitled to a fraction of a Surviving Corporation Common Share shall be entitled to cash payments based upon a value of $10.50 per Surviving Corporation Common Share.

          (c) Deemed Surviving Corporation Shareholders.  Subject to subsection
              -----------------------------------------
(e) below with respect to dissenting Merging Corporation shareholders, at the Merger Effective Time: (i) each Merging Corporation shareholder shall be deemed a Surviving Corporation shareholder to the extent of the number of Surviving Corporation Common Shares to which he is entitled pursuant to this Agreement and Plan of Merger, whether or not certificates for Merging Corporation Common Shares are surrendered as provided in this Agreement and Plan of Merger, and
(ii) until surrendered as provided below, each certificate representing Merging Corporation Common Shares shall be deemed, for all corporate purposes (including the payment of any dividends), to evidence ownership of the number of Surviving Corporation Common Shares to which the holder of such certificate has become entitled to receive pursuant to this Agreement and Plan of Merger.

          (d) Surrender of Merging Corporation Share Certificates.  Subject to
              ---------------------------------------------------
subsection (e) below with respect to dissenting Merging Corporation shareholders: (i) at or immediately following the Merger Effective Time, each holder of a certificate representing

Merging Corporation Common Shares shall surrender such certificate, together with a duly endorsed transfer power, to the Surviving Corporation, and the Surviving Corporation shall deliver to each such holder of Merging Corporation Common Shares that so surrenders his certifi cate representing Merging Corporation Common Shares, a Surviving Corporation share certificate in the name of such holder, representing the Surviving Corporation Common Shares for which such Merging Corporation Common Shares shall have been converted as described in subsection (a) above; and (ii) if a holder of a Merging Corporation share certificate does not surrender it in accordance with subsection (d)(i) above at or immediately following the Merger Effective Time, then until such share certificate is so surrendered, no Surviving Corporation Common Shares shall be delivered with respect to such shares represented by such share certificate; but upon receipt of such share certificate by the Surviving
             ---
Corporation, the Surviving Corporation shall deliver to such holder a Surviving Corporation share certificate representing the whole number of shares of Surviving Corporation Common Shares into which such Merging Corporation Common Shares were converted and shall pay to such holder, without interest, the amount of any dividends or distributions previously payable with respect to the whole shares of Surviving Corporation Common Shares into which the Merging Corporation Common Shares previously evidenced by such share certificate were converted.

          (e) Dissenting Merging Corporation Shareholders.  Notwithstanding the
              -------------------------------------------
other provisions of this Agreement and Plan of Merger, Merging Corporation Common Shares with respect to which a Merging Corporation shareholder has made a proper demand in accordance with Georgia Business Corporation Code Article 13 shall not be converted into Surviving Corporation Common Shares in the Merger, unless the holder of such Merging Corporation Common Shares shall have failed to perfect or shall have waived, rescinded or otherwise lost (in each such instance, to the reasonable satisfaction of the Surviving Corporation) his status as a "dissenting shareholder" pursuant to Georgia Business Corporation Code Article 13 prior to the Merger Effective Time.

          (f) No Interest.  No interest shall be accrued or paid on any portion
              -----------
of the consideration paid or payable pursuant to this Agreement and Plan of Merger.

          (g) Surviving Corporation Shares.  Each Surviving Corporation share
              ----------------------------
outstanding immediately prior to the Merger Effective Time shall remain an identical outstanding Surviving Corporation share after the Merger Effective Time; no shares or other securities of, or obligations convertible into shares or other securities of, the Surviving Corporation are to be issued or delivered under or pursuant to the Merger Agreement with respect to such Surviving Corporation shares.

     6.   Stock Options and Rights.  All options and other rights for the
          ------------------------
purchase or other acquisition of Merging Corporation Common Shares which are outstanding immediately prior to the Merger Effective Time shall continue without impairment or alteration following the Merger Effective Time as outstanding options or other rights for the purchase or other acquisition of the number of Surviving Corporation Common Shares that the holder of any such option or other right would have been entitled to receive in the Merger if such holder exercised the option or other right immediately prior to the Merger Effective Time.

     7.   Articles of Incorporation.  The articles of incorporation of Netzee,
          -------------------------
Inc., the Surviving Corporation, as in effect immediately prior to the Merger Effective Time, shall continue to be the Surviving Corporation's articles of incorporation at and after the Merger Effective Time, until amended in accordance with applicable law.

     8.   Bylaws.  The bylaws of Netzee, Inc., the Surviving Corporation, as in
          ------
effect immediately prior to the Merger Effective Time shall continue to be the Surviving Corporation's bylaws at and after the Merger Effective Time, until amended in accordance with applicable law.

     9.   Directors and Officers.  The persons who are the officers of Netzee,
          ----------------------
Inc., the Surviving Corporation, immediately prior to the Merger Effective Time shall continue to be the Surviving Corporation's officers at and after the Merger Effective Time, until changed in accordance with the Surviving Corporation's bylaws and applicable law. The persons who are the directors of Direct Access Interactive, Inc., the Merging Corporation, immediately prior to the Merger Effective Time shall become the Surviving Corporation's directors at and after the Merger Effective Time, until changed in accordance with the Surviving Corporation's bylaws and applicable law. Upon the Merger Effective Time, the directors of the Surviving Corporation shall be classified as follows:
Scott Meyerhoff, Boone Knox and Jon Burke shall be deemed Class I directors; Bruce Leonard and Donny R. Jackson shall be deemed Class II directors; and John
W. Collins and Glenn W. Sturm shall be deemed Class III directors.

     10.  Amendment; Termination and Abandonment.  This Agreement and Plan of
          --------------------------------------
Merger may be supplemented or amended in any manner at any time and from time to time prior to the Merger Effective Time by the Surviving Corporation and the Merging Corporation without any action by the shareholders of the Surviving Corporation or the Merging Corporation; provided, however, that no supplement or amendment that reduces or changes the form or composition of the consideration to which the holders of the Merging Corporation Common Shares shall be entitled at the Merger Effective Time may be made after approval of this Agreement by the Merging Corporation shareholders without such shareholders' further approval. Any variation, modification or amendment to this Agreement and Plan of Merger must be made in writing and executed by the Constituent Corporations. This Agreement and Plan of Merger may be terminated and the Merger abandoned at any time prior to the filing of the certificate of merger with the Secretary of State of the State of Georgia by action taken by the respective Boards of Directors of the Constituent Corporations.

     11.  Further Assurances.  Upon the execution of this Agreement and Plan of
          ------------------
Merger and thereafter, the Merging Corporation and the Surviving Corporation each agree to do such things as may be reasonably requested by the other in order more effectively to consummate or document the transactions contemplated by this Agreement and Plan of Merger. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances or any other things are necessary or desirable to vest in the Surviving Corporation, in accordance with the terms of this Agreement and Plan of Merger, the title of any property or rights of the Merging Corporation, then the last acting officers and directors of the Merging Corporation or the corresponding officers and directors of the Surviving Corporation shall execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, or otherwise to carry out the purposes of this Agreement and Plan of Merger or the Merger.

     12.  Number; Gender; Captions; Certain Definitions.  Whenever the context
          ---------------------------------------------
so requires, the singular number includes the plural, the plural includes the singular, and the gender of any pronoun includes the other genders. Titles and captions of or in this Agreement and Plan of Merger are inserted only as a matter of convenience and for reference and in no way affect the scope of this Agreement and Plan of Merger or the intent of its provisions.

     13.  Governing Law.  This Agreement and Plan of Merger is governed by, and
          -------------
shall be construed and enforced in accordance with, the laws of the State of Georgia.

     14.  Copies.  This Agreement and Plan of Merger may be executed in two or
          ------
more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement and Plan of Merger or its terms to produce or account for more than one of such copies.

     DULY EXECUTED and delivered, under seal, by each of the Constituent Corporations, through actions of their duly authorized officers, on September 3, 1999.


THE MERGING CORPORATION:            DIRECT ACCESS INTERACTIVE, INC.
-----------------------



                                    By: /s/ Donny R. Jackson
                                        ------------------------------
                                        Name: Donny R. Jackson
                                        Title: President



THE SURVIVING CORPORATION:          NETZEE, INC.
-------------------------



                                    By: /s/ Glenn W. Sturm
                                        -------------------------------
                                        Name: Glenn W. Sturm
                                        Title: Chief Executive Officer